Exhibit 18.1

December 29, 2005

Board of Directors

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Dear Sirs:

Note 3 of notes to the consolidated financial statements of LSB Industries, Inc. included in its Form 10-K/A for the year ended December 31, 2004 describes a change in the method of accounting for the valuation of certain inventories from the last in, first out (LIFO) method to the first in, first out (FIFO) method. There are no authoritative criteria for determining a ‘preferable’ method of valuing inventories based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2004, and therefore we do not express any opinion on any financial statements of LSB Industries, Inc. subsequent to that date.

Very truly yours,

Ernst & Young LLP